Exhibit 10.4
HEARTFLOW, INC.
SENIOR LEADERSHIP SEVERANCE POLICY
1.Purpose.
1.1This Senior Leadership Severance Policy (this “Policy”) establishes criteria and conditions for the provision of termination benefits to Participants (as defined below) of Heartflow, Inc. or any of its subsidiaries (collectively, the “Company”) upon a termination of their employment under certain circumstances.
1.2This Policy is effective as of July 17, 2025 (the “Effective Date”), and, with the exception of Section 4.3 below, it hereby supersedes and replaces any and all prior severance policies (including any severance provisions of a Participant’s employment agreement) of the Company. This Policy shall be administered by the Compensation Committee of Heartflow, Inc.’s Board of the Directors (the “Board”), or its delegate with respect to any participant who is not an “officer” as defined in Rule 16a-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (collectively, the “Administrator”).
1.3This Policy is designed to be an “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and accordingly, this Policy is governed by ERISA. This document constitutes both the official plan document and the required summary plan description under ERISA.
2.Eligibility.
2.1This Policy applies to each full-time employee of the Company serving as a senior vice president or above (each, a “Participant”).
2.2In the event a Participant’s employment with the Company is involuntarily terminated other than for “Cause” (and other than due to death or Disability) or a Participant resigns his or her employment with the Company for “Good Reason” (a “Qualifying Termination”), in each case, as defined below, provided that the Participant complies with the requirements of Section 5 hereof, the Participant will be eligible to receive the severance benefits as set forth in Section 4.1 below. In the event of a Participant’s Qualifying Termination occurring within three (3) months prior to or twelve (12) months following a Change in Control (as defined below) (a “Qualifying CIC Termination”), provided that the Participant complies with the requirements of Section 5 hereof, the Participant will be eligible to receive the severance benefits as set forth in Section 4.2 below.
3.Definitions.
3.1“Accrued Obligations” for purposes of this Policy shall mean (i) any base salary that had accrued but had not been paid (including accrued and unpaid vacation time) on or before the date of the Participant’s termination of employment (the “Termination Date”) and (ii) any reimbursement due to the Participant for expenses reasonably incurred by the Participant on or before the Termination Date and documented and pre-approved, to the extent applicable, in accordance with the Company’s expense reimbursement policies in effect at the applicable time.
3.2“Cause” for purposes of this Policy shall mean: (i) an act of dishonesty made by a Participant in connection with a Participant's services to the Company, (ii) a Participant's conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (iii) a Participant’s gross misconduct, (iv) a Participant’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom a Participant owes an obligation of nondisclosure as a result of a Participant's relationship with the Company; (v) a Participant’s willful breach of any obligations under any written agreement or covenant with the Company; (vi) a Participant’s continued failure to perform his or her duties to the Company after a Participant has received a written demand of performance from the Company which specifically sets forth the factual basis for the Company's belief that a Participant has not substantially performed a Participant’s duties and has failed to cure such non-performance to the Company's satisfaction within 10 business days after receiving such notice, or (vii) a Participant’s willful violation of any of a Participant’s statutory or common law duties to the Company.
3.3“Change in Control” for purposes of this Policy shall mean that one or more of the following have occurred: (i) consummation of a change in the ownership of Heartflow, Inc. which occurs on the date that any one person, or more than one person acting as a group ("Person"), acquires ownership of the stock of Heartflow, Inc. that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of Heartflow, Inc., (ii) if Heartflow, Inc. has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a change in the effective control of Heartflow, Inc. which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election (and for purposes of this clause (ii), if any Person is considered to be in effective control of Heartflow, Inc., the acquisition of additional control of the Company by the same Person will not be considered a Change in Control, or (iii) a change in the ownership of a substantial portion of the Company's assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (A) its sole purpose is to change the state of Heartflow Inc.’s incorporation, or (B) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held Heartflow Inc.'s securities immediately before such transaction.

3.4“Disability” for purposes of this Policy, shall mean a Participant’s physical or mental illness or incapacity that has rendered or will render the Participant unable to perform his or her duties with or without reasonable accommodation as required by applicable law (including some additional period of leave) for a period of 120 consecutive days (including weekends and holidays) or for 180 days within any twelve (12) month period.
3.5“Good Reason” for purposes of this Policy shall mean a Participant's resignation within 30 days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without a Participant’s consent: (i) the material reduction of a Participant’s authority, duties or responsibilities; (ii) a material reduction of a Participant's base compensation, provided that, prior to a Change in Control, an across-the-board reduction in the salary level of all other Participants by the same percentage amount as part of a general salary level reduction shall not constitute a material reduction of a Participant's base compensation; and (iii) a material change in the geographic location at which a Participant must perform the Participant's services; provided that in no instance will the relocation of a Participant to a facility or a location of 50 miles or less from a Participant's then current office location be deemed material for purposes of this Policy. A Participant will not resign based on Good Reason, and no such resignation based on Good Reason shall be effective, without first providing the Company with written notice of the acts or omissions constituting the grounds for Good Reason within 90 days of the initial existence of the grounds for Good Reason and a reasonable cure period of not less than 30 days following the date of such notice.
4.Severance Benefits.
Severance benefits are as set forth below, except as modified by Exhibit A attached hereto.
4.1Severance Benefits Upon a Qualifying Termination. Upon a Participant’s Qualifying Termination, in addition to any Accrued Obligations, the Participant will be entitled to receive the following benefits:
(a)The Company shall continue to pay the Participant, subject to tax withholding and other authorized deductions, the Participant’s base salary for the number of months noted in the table below at the annualized rate in effect on the Termination Date (the “Base Salary Continuation”). Subject to Section 7.1 below, the Company shall pay the Base Salary Continuation to the Participant in equal monthly installments (rounded down to the nearest whole cent) over the number of months of Base Salary Continuation provided, with the first installment payable on (or within ten (10) days following) the sixtieth (60th) day following the Participant’s Termination Date and to include each such installment that was otherwise (but for such 60-day delay) scheduled to be paid following the Participant’s Termination Date and prior to the date of such payment.
(b)The Company shall pay or reimburse the Participant for his or her premiums charged to continue medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), at the same or reasonably equivalent medical coverage for the Participant (and, if applicable, the Participant’s eligible dependents) as in effect immediately prior to the Termination Date, to the extent that the Participant elects such continued coverage for the number of months noted in the table below (the “COBRA Continuation Coverage”); provided that the Company’s obligation with respect to the COBRA Continuation Coverage shall cease upon the first to occur of the Participant’s death, the date the Participant becomes eligible for coverage under the health plan of a future employer, or the date the Company ceases to offer group health coverage to its active Participant employees or the Company is otherwise under no obligation to offer COBRA Continuation Coverage to the Participant; and provided, further, that the Company’s obligations with respect to such continued coverage are subject to the Company’s ability to comply with applicable law and provide such benefit without resulting in adverse tax consequences.

Severance Benefits Upon a Qualifying Termination
	CEO	C-Level	SVP-Level
Base Salary Continuation	12 months	9 months	6 months
COBRA Continuation Coverage	12 months	9 months	6 months
4.2Severance Benefits Upon a Qualifying CIC Termination. Upon a Participant’s Qualifying CIC Termination, in addition to any Accrued Obligations, the Participant will be entitled to receive the following benefits:
(a)The Company shall continue to pay the Participant, subject to tax withholding and other authorized deductions, a sum equal to the Participant’s base salary for the number of months noted in the table below at the annualized rate in effect on the Termination Date plus the Participant’s target bonus for the year of termination (the “Severance Payments”). Subject to Section 7.1 below, the Company shall pay the Severance Payments to the Participant in equal monthly installments (rounded down to the nearest whole cent) over the number of months of base salary continuation provided, with the first installment payable on (or within ten (10) days following) the sixtieth (60th) day following the Participant’s Termination Date and to include each such installment that was otherwise (but for such 60-day delay) scheduled to be paid following the Participant’s Termination Date and prior to the date of such payment. To the extent a Participant’s Qualifying CIC Termination occurs during the 3-month period prior to a Change in Control, a Participant will initially be paid the cash payments set forth in Section 4.1 above, and will receive a true-up payment for the target bonus component of the Severance Payments that would have been payable prior to the date of the Change in Control within 10 days following the date of the Change in Control.
(b)All of the Participant’s outstanding equity awards, to the extent unvested, shall become fully vested and exercisable as of the Participant’s Termination Date.

(c)The Company shall provide the Participant COBRA Continuation Coverage in accordance with the terms set forth in Section 4.1(b) above for the number of months noted in the table below.

Severance Benefits Upon a Qualifying CIC Termination
	CEO	C-Level	SVP-Level
Severance Payments (Base Salary and Target Bonus)	18 months	12 months	9 months
COBRA Continuation Coverage	18 months	12 months	9 months
4.3A Participant with an employment or other agreement that provide for severance benefits will receive such benefits in lieu of the benefits provided under this Policy unless the benefits applicable to a Participant provided under this Policy exceed the aggregate benefits payable under such agreement(s), in which case a Participant will receive the severance benefits payable hereunder in lieu of receiving the severance benefits under such agreement(s).
5.Conditions to Receipt of Severance.
5.1All severance offered under this Policy will be expressly conditioned on a Participant’s (i) execution and non-revocation, in accordance with the timing and other requirements set forth in this paragraph, of a written separation agreement in a form to be provided by the Company that includes a full release and waiver of any and all claims and potential claims of Participant, along with other standard provisions (other than any new or additional restrictive covenants) in a form acceptable to the Company (the “Separation Agreement”), and (ii) adherence to any restrictive covenants entered into with the Company to which the Participant is bound. The Company shall provide the final form of Separation Agreement to a Participant not later than seven (7) days following the Participant’s Termination Date, and a Participant shall be required to execute and return the Separation Agreement to the Company within twenty-one (21) days (or forty-five (45) days if such longer period of time is required to make the Separation Agreement maximally enforceable under applicable law) after being provided the Separation Agreement.
6.Additional Terms.
6.1Like all other policies, the Company reserves the right to revise or terminate this Policy at its discretion and without advance notice, provided that this Policy may not be amended in any way that is detrimental to a Participant following a Change in Control. Nothing in this Policy shall be interpreted as altering the at-will status of employment, nor as creating a contract, express or implied. This Policy will at all times be entirely unfunded and no Participant will have any interest in any particular asset of the Company by reason of any right to receive benefits under this Policy and any such Participant will have only the rights of a general unsecured creditor of the Company with respect to any rights under this Policy. This Policy will be governed by and enforced in accordance with the laws of the State of Delaware, except to the extent such laws are preempted by federal law, including ERISA. Nothing in this Policy prohibits a Participant from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. A Participant does not need the prior authorization of the Company’s Legal Department to make any such reports or disclosures and is not required to notify the Company that a Participant has made such reports or disclosures.
7.Tax Provisions.
7.1All benefits provided under this Policy will be subject to any required federal, state and local tax withholding and deductions. This Policy and any severance benefits payable under it are intended to be exempt from or, if not exempt, to otherwise comply with Section 409A of the Internal Revenue Code of 1986, where applicable, and will be interpreted and applied in a manner consistent with that intention. Notwithstanding any provision of this Policy to the contrary, to the extent that a payment or benefit provided hereunder is subject to Section 409A and payable on account of a Participant’s “separation from service” (as defined in Section 409A and the related regulations), such payment will be delayed for a period of six months after the Participant’s separation date (or if earlier within thirty (30) days of the Participant’s date of death following the date of such separation) if the Participant is a “specified employee” (as defined in Section 409A and the related regulations) of the Company, as determined in accordance with the regulations issued under Section 409A and the procedures established by the Company. Notwithstanding the foregoing, this provision will not apply to (i) all payments on separation from service that satisfy the short-term deferral rule of Treas. Reg. §1.409A-1(b)(4), (ii) to the portion of the payments on separation from service that satisfy the requirements for separation pay due to an involuntary separation from service under Treas. Reg. §1.409A-1(b)(9)(iii), and (iii) to any payments that are otherwise exempt from the six month delay requirement of the Treasury Regulations under Section 409A. Notwithstanding anything to the contrary herein, to the extent necessary to comply with Section 409A, a termination of employment will not be deemed to have occurred for purposes of a payment of amounts or benefits under this Policy upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of this Policy, references to a “resignation,” “termination,” “termination of employment,” or like terms will mean a separation from service to the extent required. For purposes of Section 409A of the Code, each payment made under this Policy will be designated as a “separate payment” within the meaning of the Section 409A.
7.2Notwithstanding anything contained in this Policy to the contrary, to the extent that the payments and benefits provided under this Policy and benefits provided to, or for the benefit of, the Participant under any other Company plan or agreement (such payments or benefits are collectively referred to as the “Benefits”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Benefits shall be reduced (but not below zero) if and to the extent that a reduction in the

Benefits would result in a Participant retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if a Participant received all of the Benefits (such reduced amount is referred to hereinafter as the “Limited Benefit Amount”).
8.Administration.
8.1The Administrator will be empowered to construe and interpret the provisions of this Policy and to perform and exercise all of the duties and powers granted to it under the terms of this Policy, including the determination of benefits payable hereunder. The Administrator may adopt such rules and regulations for the administration of this Policy as are consistent with the terms hereof. All interpretations and decisions made (both as to law and fact) and other action taken by the Administrator with respect to this Policy will be conclusive and binding upon all parties having or claiming to have an interest under this Policy. Not in limitation of the foregoing, the Administrator will have sole discretion and authority to decide any factual or interpretative issues that may arise in connection with its administration of this Policy (including without limitation any determination as to claims for benefits hereunder), and the Administrator’s exercise of such authority shall be conclusive and binding on all affected parties. Notwithstanding the foregoing, for purposes of ERISA, the Administrator will be the “named fiduciary” of this Policy.
9.Claims and Review.
9.1All inquiries and claims respecting this Policy must be made in writing and directed to the Administrator or the Administrator’s designee.
(a)In the case of a claim respecting a benefit, a written determination allowing or denying the claim shall be furnished to the claimant within ninety (90) days following receipt of the claim (unless the Administrator determines that special circumstances require an extension of time for processing such claim, in which case the Administrator will furnish the claimant written notice of such extension within the initial 90-day period, which shall set forth the special circumstances and the date by which the Administrator expects to render a determination). A denial or partial denial of a claim shall be dated (the “Determination Date”) and signed by the Company and shall clearly set forth the following information in a manner calculated to be understood by the claimant:
(i)the specific reason or reasons for the denial;
(ii)a specific reference to pertinent Policy provisions on which the denial is based;
(iii)a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)an explanation of the claim review procedure and the time limits applicable thereto, including a statement of the claimant's right to bring a civil action under section 502(a) of the Employee Retirement Income Security Act of 1974 following denial.
(b)A claimant may obtain review of an adverse determination by filing a written notice of appeal with the Administrator within sixty (60) days after the Determination Date. The Administrator shall then appoint one or more persons who shall conduct a full and fair review. As part of such review, the claimant shall have the right:
(i)to submit written comments, documents, records and other information relating to the claim;
(ii)to be provided, upon the claimant’s request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant's claim for benefits; and
(iii)to be provided a review taking into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
(c)A decision shall be rendered no more than sixty (60) days after the request for review of an adverse determination (unless the Administrator determines that special circumstances require an extension of time for processing such claim, in which case the Administrator will furnish the claimant written notice of such extension within the initial 60-day period, which shall set forth the special circumstances and the date by which the Administrator expects to render a determination). The decision shall (i) set forth findings of fact and the specific reasons for the decision written in a manner calculated to be understood by the claimant, (ii) contain specific reference to pertinent Policy provisions on which the decision is based, and (iii) provide that, upon the claimant’s request and free of charge, the claimant shall be granted reasonable access to, and copies of, all documents, records, and other information relevant to the claimant's claim for benefits.
9.2The Administrator may appoint any person or persons, whether or not connected with the Company, to review a claim. All applicable governmental regulations regarding claims and review shall be observed by the Company in connection with its administration of this Policy.
10.Statement of ERISA Rights.
10.1Employees are entitled to certain rights and protections under ERISA. ERISA provides that all employees eligible to participate under this Policy shall be entitled to:
1.Examine, without charge, at the Company’s corporate office, all documents relating to this Policy, including this document.

2.Obtain copies of these documents and other Policy information upon written request to the Company. The Company may make a reasonable charge for the copies.
10.2In addition to creating rights for eligible employees, ERISA imposes duties upon the people who are responsible for the operation of this Policy. The people who operate this Policy, called “fiduciaries,” have a duty to do so prudently and in the interest of eligible employees.
10.3Neither the Company nor any other person may discriminate against an employee in any way to prevent him or her from obtaining benefits or exercising his or her rights under ERISA.
10.4If a claim for benefits is denied or ignored, in whole or in part, an eligible employee has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules. The employee has the right to have the Company review and reconsider the employee’s claim.
10.5If a Participant has any questions about this Section 10 or about his or her rights under ERISA, the Participant should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor at 200 Constitution Avenue, N.W., Washington, D.C. 20210. A Participant may also obtain certain publications about his or her rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration at 1-866-444-3272.

Plan Information

a.Plan Name:	Heartflow, Inc. Senior Leadership Severance Policy

b.Plan Sponsor:	Heartflow, Inc. 331 E. Evelyn Avenue, Mountain View CA 94041 (650) 241-1221

c.EIN:	26-0506743

d.Plan Administrator:	Compensation Committee of the Company’s Board of the Directors (or its delegate with respect to any participant who is not an “officer” as defined in Rule 16a-1 of the Exchange Act)

Heartflow, Inc. 331 E. Evelyn Avenue, Mountain View CA 94041 (650) 241-1221

e.Plan Type:	Employee welfare benefit plan

f.Agent for Legal Process	Plan Administrator and Plan Sponsor

g.Plan Number:

h.Plan Year:	January 1 through December 31 (except that the first Plan Year will run from the Effective Date set forth below through the following December 31)

i.Effective Date	July 17, 2025

ii.This Policy is not covered by the Pension Benefit Guaranty Company

EXHIBIT A
1.For so long as John Farquhar serves as the Chief Executive Officer of the Company, upon a Qualifying Termination of his employment, 25% of his outstanding equity awards, to the extent unvested, shall become vested and exercisable as of Mr. Farquhar’s Termination Date.
2.For so long as Campbell Rogers serves as the Chief Medical Officer of the Company or in a comparable or higher position with the Company (as determined by the Administrator), upon a Qualifying Termination of his employment, he shall receive a prorated bonus for the portion of the year of termination that Mr. Rogers’ was employed by the Company based on his target bonus for such year.
3.For purposes of clarity, if the position of Chief Executive Officer and/or Chief Medical Officer become filled on a temporary or permanent basis by individual other than Mr. Farquhar and Mr. Rogers, respectively, the individual filling such position will not be entitled to the benefits set forth on this Exhibit A, unless otherwise determined by the Administrator.